Exhibit 10.1

FOGO DE CHÃO (HOLDINGS), INC.

DEFERRED COMPENSATION PLAN

Effective July 1, 2016

Exhibit 10.1

Exhibit 10.1

Exhibit 10.1

Exhibit 10.1

FOGO DE CHÃO (HOLDINGS), INC. DEFERRED COMPENSATION PLAN

ARTICLE I—PURPOSE

The purpose of this Deferred Compensation Plan (the “Plan”), established by Fogo de Chão (Holdings), Inc., a Delaware corporation, is to provide current tax planning opportunities and supplemental funds upon retirement or death for certain key employees of Employer. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. The Plan is intended to comply with Code Section 409A.

ARTICLE II—DEFINITIONS

2.1	Account

“Account” means the interest of a Participant in the Plan as represented by the bookkeeping entries kept by the Employer. A separate Account shall be established for each Participant and as may otherwise be required.

2.2	Beneficiary

“Beneficiary” means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant’s death pursuant to Article VII of the Plan.

2.3	Board

“Board” means the Board of Directors of Employer.

2.4	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

2.5	Compensation

“Compensation” means base salary, annual bonuses, and any other discretionary bonuses paid by Employer to the Participant. Compensation shall be calculated before any payroll reduction for any amounts deferred by the Participant pursuant to Employer’s tax qualified plans maintained under Code Section 401(a) or a plan maintained under Code Section 125, or under this Plan. Compensation shall not include group term life insurance premiums, any noncash benefit provided to a Participant, or any fringe benefit under Code Section 132, whether or not excludible from gross income.

2.6	Deferral Account

“Deferral Account” means the account(s) to which Elected Deferred Compensation is credited.

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Exhibit 10.1

2.7	Deferral Election

“Deferral Election” means a commitment by a Participant to defer a portion of his or her Compensation under this Plan and for which a Participation Agreement has been submitted by the Participant to the Employer. A Deferral Election shall become irrevocable on December 31 of the year prior to the Deferral Period to which the Deferral Election applies, except that for the first Plan Year the election will become irrevocable on June 30, 2016.

2.8	Deferral Period

“Deferral Period” means the Plan Year, except that the Deferral Period with respect to the first Plan Year in which the Plan is established means the period from the Effective Date to December 31, 2016.

2.9	Effective Date

“Effective Date” means July 1, 2016.

2.10	Elected Deferred Compensation

“Elected Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Election.

2.11	Employer

“Employer” means Fogo de Chão (Holdings), Inc., a Delaware corporation, and any successor thereto.

2.12	Employer Discretionary Contribution Account

“Employer Discretionary Contribution Account” means the Account(s) established to record Employer Discretionary Contributions and any earnings credited thereto.

2.13	Employer Discretionary Contribution

“Employer Discretionary Contribution” means the amount, if any, the Employer credits to a Participant’s Account as a nonelective contribution in accordance with Section 3.4 of the Plan.

2.14	Employer Matching Contribution Account

“Employer Matching Contribution Account” means the Account(s) established to record Employer Matching Contributions, including earnings credited thereto.

2.15	Employer Matching Contribution

“Employer Matching Contribution” means the amount, if any, credited by Employer to a Participant’s Account as a nonelective contribution in accordance with Section 3.5 of the Plan.

2.16	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all guidance and regulations promulgated thereunder.

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Exhibit 10.1

2.17	Participant

“Participant” means any individual who has an Account balance.

2.18	Participation Agreement

“Participation Agreement” means the agreement, whether written or provided through electronic means, to defer Compensation submitted by a Participant to the Employer or its delegates prior to the commencement of the period in which Elected Deferred Compensation covered by the Participation Agreement will be earned.

2.19	Plan

“Plan” means Fogo de Chão (Holdings), Inc. Deferred Compensation Plan as set forth in this document and Participation Agreements, as the same may be amended from time to time.

2.20	Plan Year

“Plan Year” means the calendar year, except that the first Plan Year shall be a short year beginning July 1, 2016 and ending December 31, 2016.

2.21	Scheduled Withdrawal

“Scheduled Withdrawal” means a distribution to a Participant prior to Separation from Service pursuant to Section 6.2 of this Plan.

2.22	Separation from Service

“Separation from Service” means the Participant’s termination of employment with Employer and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Employer pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent” shall be substituted for “eighty percent.” Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably antici- pate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six

(36) months (or the full period of service to the Employer if the Participant has been providing services to the Employer for less than thirty-six (36) months). Separation from Service shall be determined consistent with and pursuant to Code Section 409A(a)(2)(A)(i).

2.23	Small Benefit

“Small Benefit” means a lump-sum payment pursuant to Section 6.6 of the Plan.

2.24	Specified Employee

“Specified Employee” means a specified employee as defined in Code Section 409A(a)(2)(B).

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Exhibit 10.1

2.25	Unforeseeable Emergency

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution upon an Unforeseeable Emergency, however, cannot be made under this Plan to the extent the Participant’s financial need can be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or by cessation of deferrals under this Plan.

ARTICLE III—PARTICIPATION AND ACCOUNTS

3.1	Participation

(a)Eligibility. Any select key employee designated and approved by the Employer shall be eligible to participate in the Plan, as of January 1 or July 1.

(b)Participation. An eligible employee may make a Deferral Election by submitting a Participation Agreement to the Employer prior to the beginning of a Deferral Period, except as described in (c) below.

(c)Part-Year Participation. If an eligible employee first becomes eligible to participate in the Plan on a day other than the first day of a Deferral Period, the employee may make a Deferral Election by submitting a Participation Agreement to the Employer prior to June 30 of the Deferral Period and commence participation as of July 1. The Deferral Election shall be effective only with regard to Compensation earned after June 30 when it becomes irrevocable.

3.2	Deferral Elections

A Participant may file with the Employer a Participation Agreement to defer any or all of the following:

(a)Salary Deferrals. A Participant may elect to defer from two percent (2%) up to seventy five percent (75%) of base salary. The amount to be deferred shall be stated as a whole percentage of base salary.

(b)Bonus Deferrals. A Participant may elect to defer from two percent (2%) up to seventy five percent (75%) of each bonus to be paid by the Employer. The amount to be deferred shall be stated as a whole percentage of each bonus payment, or a whole percentage in excess of a specified dollar amount.

(c)Changes to Deferral Elections. The Employer may change the maximum or minimum amount of salary and bonus that may be deferred. No such change may affect a Deferral Election that has become irrevocable prior to the Employer’s action.

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Exhibit 10.1

(d)Crediting Deferrals. Elected Deferred Compensation shall be credited to the Participant’s Deferral Account as of the date it would otherwise have been paid to such Participant in cash.

3.3	Commencement, Duration and Modification of Deferral Election

(a)Commencement. A Deferral Election shall become effective on the first day of the Deferral Period immediately following the date a Participation Agreement for such Deferral Election is filed with the Employer, except for Deferral Elections made under Section 3.1(c) which shall become effective July 1.

(b)Duration. An initial Deferral Election made by a Participant will remain in effect for one Plan Year. Each Deferral Election will become irrevocable by December 31 prior to the Deferral Period to which it applies, except for the first Deferral Period and elections made under Section 3.1(c), which shall become irrevocable as of June 30.

(c)Modification. A Deferral Election shall terminate on the date a Participant experiences a Separation from Service or upon death. A Deferral Election may be cancelled upon a finding by Employer that the Participant has suffered an Unforeseeable Emergency. A Deferral Election shall continue to be effective for Compensation earned during a Deferral Period in which a Participant is demoted to a position that would otherwise be ineligible to participate in the Plan.

3.4	Employer Discretionary Contributions

In the Employer’s sole and absolute discretion, the Employer may credit any amount to a Participant’s Employer Discretionary Contribution Account. The amount may be determined in any way by the Employer and need not be consistent among the Participants in the Plan. Any contribution made will be allocated to a Participant’s Employer Discretionary Contribution Account as of the date determined by the Employer.

3.5	Employer Matching Contributions

(a)In the Employer’s sole and absolute discretion, Employer may credit an amount to a Participant’s Employer Matching Contribution Account(s) based on the Elected Deferred Compensation of the Participant for a Plan Year.

(b)If a Participant defers the maximum elective percentage eligible for a matching contribution under the Employer’s qualified 401(k) Savings Plan, the Employer shall credit to the Participant’s Employer Matching Contribution Account an amount equal to any matching contribution which would have been credited to the Participant’s 401(k) Savings Plan account but for the Participant’s participation in this Plan.

ARTICLE IV—VESTING

4.1	Vesting of Elected Deferred Compensation

A Participant shall be one hundred percent (100%) vested in his or her Elected Deferred Compensation, including gains and losses, at all times.

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Exhibit 10.1

4.2	Vesting of Employer Matching Contributions and Discretionary Contributions

(a)Matching Contributions. A Participant shall be one hundred percent (100%) vested in any Employer Matching Contributions credited to the Participants Account(s), including gains and losses, at all times.

(b)Discretionary Contributions. Participants receiving Discretionary Contributions shall vest in the contribution at a rate to be determined by Employer at such time as it makes initial Discretionary Contributions.

(c)Effect of Separation from Service. The vested percentage in any partially vested Discretionary Contributions shall not increase after the Participant’s date of Separation from Service.

ARTICLE V—EARNINGS

5.1	Earnings on Accounts

A Participant shall elect from among a series of hypothetical investment options designated by the Employer into which the Participant’s Elected Deferred Compensation, Employer Matching Contributions and Employer Discretionary Contributions shall be deemed credited. The investment gains and losses credited to the Participant’s Deferral Account, Employer Matching Contribution Account and Employer Discretionary Contribution Account shall be measured based upon the investment options selected and calculated after the investment managers’ expenses have been deducted but before any insurance-related or other expenses have been deducted. Participants may change investment options periodically by following such procedures as may be determined by the Employer. Earnings, gains and losses shall continue to be credited to all Accounts until all benefits have been paid.

Employer may, in its sole discretion, add, remove or change the hypothetical investment options from which Participants may choose, at any time, in its sole discretion.

5.2	Statement of Accounts

From time to time, but not less frequently than quarterly, the Employer shall provide to each Participant a benefit statement setting forth the balance of the Account maintained for the Participant.

ARTICLE VI—DISTRIBUTIONS FROM THE PLAN

6.1	Benefit upon Separation from Service

(a)Form of Payment: Deferral Accounts, Employer Matching Contribution Accounts, and Employer Discretionary Contribution Accounts. When a Participant makes a Deferral Election, such Participant shall be required to elect the manner in which the Deferral Account, the Employer Matching Contribution Account, and the vested Employer Discretionary Contribution Account for a Plan Year shall be distributed upon Separation from Service. The Participant may choose either:

(i)Lump sum; or

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Exhibit 10.1

(ii)Annual installments for a period not to exceed ten (10) years. Each annual installment shall be redetermined and paid as of the anniversary date of the first installment payment based on the then remaining Account balance and the remaining number of installments.

(b)Default. In the event a Participant does not timely elect the manner in which the Participant's Account(s) are to be distributed, such Account(s) shall be distributed in a lump sum.

(c)Irrevocable Elections. Elections made pursuant to subparagraph (a) above shall be irrevocable as of the date the Deferral Election becomes irrevocable.

(d)Time of Payment. Upon a Participant’s Separation from Service for any reason other than death, Employer shall pay to such Participant a benefit equal to the vested balance in the Participant’s Deferral Account(s), Employer Matching Contribution Account(s) and Employer Discretionary Contribution Account(s) in accordance with this Article VI, including any amounts subject to a Scheduled Withdrawal election at the time of Separation from Service. A lump sum distribution or the first in a series of installment payments shall be made within ninety (90) days of the Participant’s date of Separation from Service, subject to Sections 6.6 and 6.7 of the Plan.

6.2	Scheduled Withdrawal from Participant Deferral Account

(a)Election. At the time a Participant makes a Deferral Election, such Participant may, but is not required to, make a Scheduled Withdrawal election to receive the Participant’s Deferral Account to which such Deferral Election applies, on a specified date in the future provided such date is no sooner than the beginning of the third (3rd) year following the Deferral Period to which the Deferral Election applies.

(b)Change in Time of Payment. The Participant may subsequently change a Scheduled Withdrawal date provided:

(i)Such election is submitted to the Employer in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan;

(ii)Such election shall not take effect until twelve (12) months after it is submitted to the Employer in writing; and

(iii)The payment of benefits from a Deferral Account to which a subsequent election applies shall not commence until at least five (5) years from the date such payment would otherwise have been made.

(c)Form of Payment. Payments made pursuant to this Section 6.2 shall be made in a lump sum within thirty (30) days of the date selected by Participant.

(d)Separation from Service Prior to Scheduled Withdrawal Date. A Participant’s election to receive a Scheduled Withdrawal shall become irrevocable at the same time the Deferral Election becomes irrevocable, except as stated in (b) above. However, if the Participant has a Separation from Service prior to the date specified for the Scheduled Withdrawal, the time and form of payment elected with respect to Participant’s Separation from Service shall supersede all of the Participant’s Scheduled Withdrawal elections.

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Exhibit 10.1

6.3	Benefit upon Death

(a)Prior to Commencement of Benefits. If a Participant dies prior to the commencement of benefit payments under this Plan, Employer shall pay to the Beneficiary the Participant’s Deferral Account and Employer Matching Contribution Account and vested Employer Discretionary Contribution Account balances in a lump sum within ninety (90) days of the Participant’s date of death.

(b)After the Commencement of Benefits. If a Participant dies following the commencement of benefit payments, the Employer shall pay to the Beneficiary any remaining installment payments that would have been paid to the Participant had the Participant survived. Such payments shall be made at the same time and in the same form as the Participant would have received had he or she survived.

(c)After the Completion of Distributions. If a Participant dies after all Account balances have been completely distributed, no death benefit shall be payable to the Beneficiary under the Plan.

6.4	Distributions from Employer Contribution Accounts

No distributions shall be paid from the Employer Matching Contribution Account and Employer Discretionary Contribution Account(s) prior to the earliest of the following events:

(a)	Separation from Service; or

(b)	Death while employed by Employer.

6.5	Financial Hardship Distribution

Upon finding that a Participant has suffered an Unforeseeable Emergency, the Employer may, in its sole discretion following application by the Participant, make a distribution from the Participant’s Deferral Account prior to the time specified for payment of benefits under this Plan. The hardship distribution shall be made from each Deferral Account on a pro-rata basis. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s financial need during the Unforeseeable Emergency. Applications for a hardship distribution and determinations thereon by the Employer shall be in writing, and a Participant may be required to furnish written proof of the Unforeseeable Emergency, as determined by the Employer in its sole discretion. Upon receiving a hardship distribution, or experiencing an Unforeseeable Emergency that is determined to be curable through a cessation of deferrals, a Participant’s Deferral Election shall cease and such Participant shall not participate in this Plan until the next following Plan Year.

6.6	Small Benefit

Notwithstanding anything herein to the contrary, but subject to Section 6.7 of the Plan, if, on the date payment is to commence, the Participant’s vested Account balance (plus the Participant’s vested interest in any other plan or plans required to be aggregated with this Plan under Section 409A) is less than the then current IRS limit on elective deferrals to a 401(k) plan under Code Section 402(g)(1)(B), such Account balance shall be paid to the Participant in a single lump sum within ninety (90) days of the Participant’s date of Separation from Service.

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Exhibit 10.1

6.7	Delayed Payments

Notwithstanding anything herein to the contrary, if the Participant is a Specified Employee as of his or her date of Separation from Service except due to death, payment of Participant’s Account may not be made or commence before the date that is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Participant). If a Participant’s Account is scheduled to be paid in annual installments, then the first payment following the six (6) month delay will be valued as of the date the payment will be made, and subsequent payments will be made on the anniversary of the date payment was actually made.

6.8	Withholding and Payroll Taxes

The Employer shall withhold from Plan payments any taxes required to be withheld from such payments under federal, state or local law. In addition, any withholding of taxes required with respect to the vesting of Employer Matching or Discretionary Contributions that is required by federal, state, or local law, including but not limited to FICA and Medicare taxes, shall be withheld from the Participant’s compensation. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

6.9	Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Employer may direct payment to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Employer may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Employer from all liability with respect to such benefit.

ARTICLE VII—BENEFICIARY DESIGNATION

7.1	Beneficiary Designation

Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested benefit. Each Beneficiary designation shall be in a written form prescribed by Employer and shall be effective only when filed with Employer during the Participant’s lifetime.

7.2	Changing Beneficiary

Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Employer. The filing of a new designation shall supersede all designations previously filed. If the Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

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Exhibit 10.1

7.3	No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)The Participant’s surviving spouse;

(b)The Participant’s children in equal shares, except that if any of the children predecease the Participant with surviving issue, then such issue shall take by right of representation;

(c)	The Participant’s estate.

7.4	Effect of Payment

Payment to the Beneficiary shall completely discharge Employer’s obligations to the Participant and Beneficiary under this Plan.

ARTICLE   VIII—ADMINISTRATION

8.1	Administration

The Plan shall be administered by Employer through its authorized officers, who shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve, in their sole discretion, any and all questions, including interpretations of the Plan, as may arise in such administration.

8.2	Agents

Employer may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to Employer.

8.3	Binding Effect of Decisions

The decision or action of Employer with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IX—CLAIMS PROCEDURE

9.1	Claim Procedures

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Board.

(a)Initial Claim Review. If the claim is wholly or partially denied, the Board will, within ninety (90) days (one hundred eighty (180) days in special circumstances) after the receipt

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Exhibit 10.1

of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i)The specific reason or reasons for which the claim was denied;

(ii)Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii)A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv)An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial 90 (ninety) day review period of the special circumstances requiring the extension and the date by which the Board expects to render a decision.

(b)Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Board. If no such review is requested, the initial decision of the Board will be considered final and binding.

The Board’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Board relied to deny the appeal. The Board shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA if the claim is denied on review.

The Board’s decision on review shall be made not later than sixty (60) days (one hundred twenty (120) days in special circumstances) after its receipt of the request for review. If special circumstances require an extension of time for processing, the Claimant will be notified within the initial 60 (sixty) day period of the special circumstances requiring the extension and the date by which the Board expects to render a decision.

To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Section 9.1.

ARTICLE X—AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

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Exhibit 10.1

(a)No amendment or termination shall adversely affect the benefits of Participants which have already accrued and vested, the benefits of any Participant who had a Separation from Service prior to the amendment or termination, or the benefits of any Participant who has died; and

(b)Any amendment to, or termination of, the Plan, including any change in the timing or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

ARTICLE XI—MISCELLANEOUS

11.1	Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

11.2	Unsecured General Creditor

Participant and his or her Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies, annuity contracts or other assets of Employer shall not be held in any trust for the benefit of Participant, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

11.3	Trust Fund

In its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Employer may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to Employer’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan with respect to an Employer’s Participants are paid from any such trust, that Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Employer.

11.4	Nonassignability

Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment,

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Exhibit 10.1

be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant, nor shall they be transferable by operation of law in the event of Participant’s bankruptcy or insolvency.

Notwithstanding the above paragraph, Employer may accelerate the time for paying benefits to someone other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

11.5	Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and Participant. Nothing in this Plan shall give Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge Participant at any time.

11.6	Participant Cooperation

A Participant shall cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.

11.7	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of California except as preempted by federal law.

11.8	Validity

If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.9	Gender

The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

11.10	Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

11.11	Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Employer at its principal place of business, or to the Participant at his last known address as shown in Employer’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

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Exhibit 10.1

11.12	Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

11.13	Entire Agreement

This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties among any Participant and Employer pertaining to the subject matter hereof, other than those as set forth or provided for herein.

Fogo de Chão (Holdings), Inc.,
a Delaware corporation

By:

Its

Dated:

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